FORM 8-A/A
	Amendment No. 5



	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C.  20549


	FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
	PURSUANT TO SECTION 12(b) OR (g) OF THE
	SECURITIES EXCHANGE ACT OF 1934



	          Alexander & Alexander Services Inc.
	(Exact name of registrant as specified in its charter)


               Maryland                              52-0969822
(State or other jurisdiction	   (I.R.S. Employer Identification No.)
of incorporation or organization)


 1185 Avenue of the Americas, New York         10036
(Address of principal executive offices)	         (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class		Name of each exchange on which
to be so registered		each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

           None
					(Title of Class)
















Item 1.  Description of Registrant's Securities to be Registered.

Reference is made to the Rights Agreement, dated as of June 11, 1987, between the Company and First Chicago Trust Company of
New York, as amended and restated as of March 22, 1990, as amended April 21, 1993, as amended June 6, 1994, as amended
July 15, 1994 (the "Rights Agreement"). At a regular meeting of the Board of Directors of Alexander & Alexander Services Inc. (the "Company") held on November 16, 1995, the Board of Directors amended the Rights Agreement. The amendment provides for modifications of the definitions of Acquiring Person and Distribution Date to raise from 15% to 20% the percentage of stock ownership needed to cause a person to become an Acquiring Person or to cause a Distribution Date to occur (as such capitalized terms are defined in the Rights Agreement). The foregoing modifications are hereby incorporated in their entirety to the information previously submitted under this Item 1.

		A copy of the Rights Agreement, as amended and restated as of March 22, 1990, has been filed with the Securities and Exchange Commission (the "SEC") as an Exhibit to an Amendment on Form 8 to an Application for Registration on Form
8-A, dated March 28, 1990. A copy of the amendment dated as of April 21, 1992 has been filed with the SEC as an Exhibit to an Amendment on Form 8 to an Application for Registration on Form
8-A, dated April 23, 1992. Copies of the amendments dated as of June 6, 1994 and July 15, 1994, has been filed with the SEC as Exhibits to Form 8A/A, dated July 15, 1994. The Amendment dated as of November 16, 1995, has been filed with the SEC as an Exhibit to Form 8A/A, dated November 16, 1995. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

























	SIGNATURES


		Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

	ALEXANDER & ALEXANDER SERVICES INC.



Date: November 20, 1995

By:  /s/ Albert A. Skwiertz, Jr.
Albert A. Skwiertz, Jr.
Vice President and General
Counsel

























ht:Z:FORM8A\RIGHTAM5




	Exhibit Index


Exhibit No.	  Description 						            Page

     1			      Amendment No. 4 to Rights Agreement,
	          	   effective as of November 16, 1995,
			            between Alexander & Alexander Services
			            Inc. and First Chicago Trust Company
			            of New York, as Rights Agent.